Exhibit (e)(9)
BISON
TERM SHEETS

Rajat Rai
Effective Date	Effective upon Closing (replaces current employment agreement).
Term	Six month consulting agreement, subject to renewal by mutual agreement of the parties.
Title	Management Consultant
Duties and Responsibilities	Report to Stan Blaylock (Vice President in charge of Home Care and Specialty Pharmacy).
Cooperate, advise and assist with the management and transition of the business.
Monthly Consulting Fee	[Monthly amount to be determined]
Change of Control Payments		Total guaranteed payments to be paid during the six month term of the consulting agreement equal to the sum of:
1. 3 X Annual Base Salary (Base Salary = Current Salary at the time of Change of Control but 2007 base increase not to exceed the average annual percentage base increase for 2004-2006).
2. 3 X 60% of Annual Base Salary
3. .5 X Annual Base Salary Payments to be structured in a mutually agreeable manner to avoid excise taxes under Section(s) 409A and 280(g) of the Internal Revenue Code.
	B.	“Accrued Compensation” per existing employment agreement with Option Care to be paid at the end of employment date
	C.	“Pro-rata Bonus” per existing employment agreement with Option Care to be paid at the end of employment date.

	D.	Continued benefits for three years as defined in the employment agreement with Option Care at the end of employment date.
Restrictive Covenants	Non-compete and non-solicitation of customers and employees during employment and for three years after Closing.

By signing below, the parties agree that this term sheet will be binding upon them as of the Effective Date, as defined in the Agreement and Plan of Merger among Walgreen Co., Bison Acquisition Sub Inc. and Option Care, Inc., dated as of July 2, 2007. The parties will use their reasonable best efforts to prepare, for execution on or before the Effective Date, full and complete documentation prior to the Effective Date evidencing the terms of this term sheet and other terms customary for transactions of this type. At the time of the execution of the final documentation, such final documentation will supersede this term sheet and any other employment, severance, change of control or related agreements between the undersigned executive and Option Care, Inc., including any severance agreement entered into between you and Option Care, Inc.
Signed,

Walgreen Co.

By:	/s/ Rajat Rai	By:	/s/ Stanley B. Blaylock

	Name: Rajat Rai		Name: Stanley B. Blaylock
Date: July 2, 2007